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INDEPENDENT AUDITORS' CONSENT


We consent to the use in this Registration Statement of Wilmar Industries, Inc. on Form S-1 of our report on the financial statements of One Source Supply, Inc. for the nine month period ending September 30, 1995, dated November 17, 1995, appearing in the Prospectus, which is part of this Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.

/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP
Miami, Florida

July 9, 1996